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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PINNACLE ENTERTAINMENT, INC.
                (Name of Registrant as Specified In Its Charter)
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common Stock, $0.10 par value

  (2) Aggregate number of securities to which transaction applies: 26,304,929

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      The filing fee was determined based upon (1) the product of (a) the 26,304,929 shares of common stock, par value $0.10 per share, proposed to be acquired by the acquiror, and (b) merger consideration of $25.00 per share of common stock (which assumes a contingent payment of $1.00 per share), plus (2) $34,861,075 payable to holders of options and warrants to purchase shares of common stock in exchange for the cancellation of such options and warrants (the "Total Consideration"). The payment of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the Total Consideration.

  (4) Proposed maximum aggregate value of transaction: $692,484,294

  (5) Total fee paid: $138,496.86

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid: $138,496.86

  (2) Form, Schedule or Registration Statement No.: Schedule 13E-3

  (3)Filing Party:

     Pinnacle Entertainment, Inc.  Bruce C. Hinckley
     R.D. Hubbard                  Pinnacle Acquisition Corporation
     G. Michael Finnigan           PH Casino Resorts, Inc.
     Paul R. Alanis                Harveys Casino Resorts
     J. Michael Allen              Colony HCR Voteco, LLC

  (4) Date Filed: May 30, 2000

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--------------------------------------------------------------------------------

                         PINNACLE ENTERTAINMENT, INC.
                     330 NORTH BRAND BOULEVARD, SUITE 1100
                          GLENDALE, CALIFORNIA 91203

                              September 18, 2000

Dear Stockholder:

   Last month, we mailed to you our proxy statement relating to the annual meeting of stockholders scheduled for September 19, 2000 in Glendale, California at 9:00 a.m. local time. The principal item to be considered and voted upon by the stockholders at the annual meeting is a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 17, 2000, as amended by the letter agreement dated August 22, 2000 (as so amended, the "Merger Agreement"), by and among Pinnacle Entertainment, Inc., a Delaware corporation (the "Company"), PH Casino Resorts, Inc., a Delaware corporation ("PHCR"), and Pinnacle Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of PHCR ("Pinnacle Acq Corp"), pursuant to which PHCR, a subsidiary of Harveys Casino Resorts (an affiliate of Colony Capital LLC), would acquire the Company. Upon the closing of the merger, holders of the Company's common stock (other than shares of the Company's common stock owned by the Company or any of its subsidiaries, Pinnacle Acq Corp and stockholders who have perfected their appraisal rights in accordance with Delaware law and certain shares of the Company's common stock to be contributed to PHCR by certain members of the Company's senior management) will be entitled to receive $24.00 per share in cash, without interest, plus up to an additional $1.00 per share in cash, contingent on the sale by the Company of the Company's 97 acres of surplus land in Inglewood, California under certain circumstances.

   Our proxy statement included information about a purported stockholder class action that had been filed against the Company and its directors challenging the proposed merger. On behalf of the entire Board of Directors, I am pleased to advise you that we have reached a tentative settlement of that lawsuit. The settlement is subject to the execution of a definitive settlement agreement and court approval of that agreement.

   The terms of the settlement require that certain provisions of the Merger Agreement be amended. PHCR and Pinnacle Acq Corp have consented to such amendments. Accordingly, we are supplementing our proxy statement to provide you with information regarding these amendments, which provide for (i) an increase in the permitted budget for completing the Company's Belterra Casino Resort in Indiana; (ii) extensions of the deadlines set forth in the Merger Agreement for approval of the proposed merger by the Company's stockholders, the opening of the Belterra Casino Resort and the closing of the sale of the Company's 97 acres of surplus land in Inglewood, California; (iii) a reduction in the amount of the termination fee which the Company is obligated to pay under certain circumstances; (iv) addition of a provision permitting Pinnacle Acq Corp, at its option, to extend the outside closing date of the proposed merger; and (v) elimination of the requirement that a letter of credit be obtained to secure the surviving entity's obligation to pay any contingent payment in connection with the sale of the Inglewood land. The settlement also requires that the Company be permitted under the Merger Agreement to pay attorney's fees and costs to the plaintiff's counsel. A copy of the amendment to the Merger Agreement, dated as of September 15, 2000 (the "Second Amendment"), is attached to the accompanying Supplement as Annex A.

   The enclosed Supplement is important and we encourage you to give it your careful consideration. In order to give you an opportunity to evaluate it, we will not submit the proposed merger to a vote when the annual meeting is convened on September 19, 2000. Instead, the only action that will be taken at such meeting will be to adjourn the meeting until October 10, 2000, on which date the annual meeting will reconvene at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California at 9:30 a.m. local time.

   In addition to the accompanying Supplement, we are enclosing another proxy card. If you have already voted by using the original proxy card we sent you last month, you do not need to vote again. However, if you have not already voted or if you wish to change your vote before the annual meeting, you should use the enclosed proxy card. THE BOARD OF DIRECTORS, INCLUDING ALL OF THE MEMBERS OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, UNANIMOUSLY, WITH THE DIRECTORS WHO ARE MEMBERS OF MANAGEMENT ABSTAINING, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED BY THE SECOND AMENDMENT.

   Please do not send us any stock certificates representing shares of the Company's common stock with your proxy card. You will receive written instructions regarding the surrender of your stock certificates and receipt of payment for your shares of the Company's common stock after the proposed merger is completed.

                                          Sincerely,

                                          /s/ R.D. Hubbard

                                          R.D. Hubbard
                                          Chairman of the Board of Directors

                         PINNACLE ENTERTAINMENT, INC.
                     330 NORTH BRAND BOULEVARD, SUITE 1100
                          GLENDALE, CALIFORNIA 91203

                               ----------------

                                 SUPPLEMENT TO
                     PROXY STATEMENT DATED AUGUST 23, 2000
                                  RELATING TO
                        ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 19, 2000

                               ----------------

                              GENERAL INFORMATION

   Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle" or the "Company"), hereby supplements its Proxy Statement dated August 23, 2000 (the "Proxy Statement") furnished to Pinnacle's stockholders in connection with the Annual Meeting scheduled for September 19, 2000 at 9:00 a.m. local time at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California.

   This Supplement should be read in conjunction with the Proxy Statement. All capitalized terms used but not defined in this Supplement have the meanings given to them in the Proxy Statement. If you need another copy of the Proxy Statement, please contact the Corporate Secretary of the Company at the address appearing at the top of this Supplement.

   This Supplement is first being mailed to stockholders on or about September 20, 2000.

                   INFORMATION REGARDING THE ANNUAL MEETING

   The Annual Meeting will be convened on the date and time, and at the location, specified under "General Information" above. However, in light of the tentative settlement described under "Litigation Settlement" below, the Company will not submit the Pinnacle Merger to a vote when the Annual Meeting is convened on September 19, 2000. Instead, the only action that will be taken at such meeting will be to adjourn the meeting until October 10, 2000, on which date the Annual Meeting will reconvene at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California at 9:30 a.m. local time. The Record Date for the Annual Meeting, the reconvened Annual Meeting on October 10, 2000 and any further adjournments or postponements remains the close of business on August 8, 2000.

   Stockholders who are entitled to vote at the Annual Meeting, and who have not already voted or who wish to change their vote, can use the enclosed Proxy Card. Stockholders who have already voted by using the Proxy Card sent to them with the Proxy Statement need not vote again if they do not wish to change their vote. As of September 18, 2000, proxies representing approximately 73% of the outstanding shares of Pinnacle Common Stock had been voted in favor of the Pinnacle Merger. THE BOARD OF DIRECTORS, INCLUDING ALL OF THE MEMBERS OF THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, UNANIMOUSLY, WITH THE DIRECTORS WHO ARE MEMBERS OF MANAGEMENT ABSTAINING, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED BY THE SECOND AMENDMENT (AS DEFINED BELOW).

   You can vote by proxy or in person at the reconvened Annual Meeting on October 10, 2000. If you return your signed Proxy Card before the reconvened Annual Meeting, the proxy holders will vote your shares as you direct. If you return your Proxy Card and do not specify on the card how you want your shares voted, the proxy holders will vote them FOR the approval and adoption of the Merger Agreement, as amended by the Second Amendment, and FOR the election of each director nominee listed on the Proxy Card. Your failure to return a Proxy Card will have the same effect as a vote against approval and adoption of the Merger Agreement, as amended by the Second Amendment.

   The Company's Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in the Proxy Statement, as modified by this Supplement. Since the Company did not receive notice prior to August 15, 2000 of any other matter to come before the Annual Meeting, as to any such other matter that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting, by signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards on any such matter.

                             LITIGATION SETTLEMENT

   Under the caption "The Pinnacle Merger--Legal Proceedings" on page 78 of the Proxy Statement, information was provided regarding a purported stockholder class action filed against the Company and each of its directors by Leta Hilliard in the Superior Court of the State of California. That information summarized the status of the lawsuit as of August 23, 2000, the date of the Proxy Statement.

   On September 15, 2000, plaintiff and defendants, with the consent of PHCR and Pinnacle Acq Corp, entered into a Memorandum of Understanding with respect to settlement of the case (the "Settlement MOU"). The settlement is subject to the execution of a definitive settlement agreement and court approval of that agreement.

   The terms of the settlement require that certain provisions of the Merger Agreement be amended. The Company is mailing this Supplement to provide information about such amendments, which are set forth in the Second Amendment to Agreement and Plan of Merger dated as of September 15, 2000 (the "Second Amendment"). The following description of the terms of the Second Amendment is qualified in its entirety by the complete text thereof, which is incorporated herein by reference and a copy of which is attached hereto as Annex A.

   Under the terms of the tentative settlement:

  . The condition to the Pinnacle Merger set forth in the Merger Agreement (and described on pages 7-8, 88 and 89 of the Proxy Statement) which requires that all material phases of the Belterra Casino Resort (other than the golf course and performance theater) be substantially completed and opened to the public by not later than September 15, 2000, and that the costs associated with the Belterra Casino Resort not be, in the aggregate, more than $207 million, has been modified to (i) extend the date by which the Belterra Casino Resort must be so completed and opened to November 15, 2000 and (ii) increase the permitted costs associated therewith to $217 million (excluding costs with respect to which the Company has been fully reimbursed by its insurers and costs to which the Company certifies in writing its good faith belief that it expects such reimbursement to occur). These modifications are intended primarily to accommodate the additional time and expenses that are necessary to complete the Belterra Casino Resort in light of the accident involving the Miss Belterra.

  . The date set forth in the Merger Agreement prior to which the Inglewood Sale must close in order for the Company's stockholders to be eligible to receive the Contingent Payment (which is described on pages 3-4 and 82-84 of the Proxy Statement) has been extended from December 31, 2001 to March 1, 2002. This extension of the outside closing date for the Inglewood Sale is intended to increase the possibility that stockholders will receive the Contingent Payment (assuming that the proceeds from the Inglewood Sale satisfy the requirements under the Merger Agreement for receipt of the Contingent Payment).

  . Pinnacle Acq Corp may, at its option, extend the outside closing date of the Pinnacle Merger set forth in the Merger Agreement (and described on pages 8 and 94 of the Proxy Statement) after which the Company and Pinnacle Acq Corp may terminate the Merger Agreement if the Pinnacle Merger has not closed by such date from January 15, 2001 to a later date which is on or before March 16, 2001 (in which event the two-month and six-month extensions of such outside closing date for regulatory approvals run from such later date rather than January 15, 2001).

  . The Company has agreed to pay an aggregate of $1,850,000, plus interest accruing at a rate of 5%, as attorney's fees and costs to the plaintiff's counsel, subject to court approval. PHCR and Pinnacle Acq Corp have consented to such payment by the Company in accordance with the Settlement MOU. The Settlement MOU provides that the attorney's fees and costs will be paid within 48 hours of receipt of the court's executed order approving the settlement, regardless of whether the Pinnacle Merger has closed, subject to the agreement of the plaintiff's counsel to repay all such amounts, plus interest thereon, in the event the award of fees is reduced or reversed on appeal.

  . The Termination Fee (as described on pages 9-10 and 95 of the Proxy Statement) which the Company is required to pay to Pinnacle Acq Corp under certain circumstances has been reduced from $25 million to $20 million.

  . The requirement set forth in Section 10.11(d) of the Merger Agreement (included at page A-46 of the Proxy Statement) that the Pinnacle Surviving Corporation obtain a letter of credit to secure its obligation to pay the Contingent Payment has been eliminated.

  . As indicated above under "Information Regarding the Annual Meeting," the Company will not submit the Merger Agreement to a vote at the Annual Meeting on September 19, 2000. Instead, in order to give its stockholders an opportunity to evaluate the information contained in this Supplement, the Company will adjourn the Annual Meeting on such date until October 10, 2000. In connection therewith, the date after which the Merger Agreement permits Pinnacle Acq Corp to terminate the Merger Agreement if it has not been approved by the Company's stockholders (as described on pages 8 and 94 of the Proxy Statement) has been extended to October 13, 2000.

   In addition, the Merger Agreement has been amended to provide that the name of the Pinnacle Surviving Corporation shall remain "Pinnacle Entertainment, Inc." upon consummation of the Pinnacle Merger. Such name may be changed thereafter in accordance with the terms of the Certificate of Incorporation and as provided by law.

                                                                        ANNEX A

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

   This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Second Amendment") is made and entered into as of this 15th day of September, 2000, among PH CASINO RESORTS, INC., a Delaware corporation ("PHCR"), PINNACLE ENTERTAINMENT, INC., a Delaware corporation ("Pinnacle"), and PINNACLE ACQUISITION CORPORATION, a Delaware corporation ("Pinnacle Acq Corp").

                                R E C I T A L S

   WHEREAS, PHCR, Pinnacle and Pinnacle Acq Corp entered into that certain Agreement and Plan of Merger dated as of April 17, 2000 (the "Original Merger Agreement"), as amended by that certain letter agreement dated August 22, 2000 (the "First Amendment" and, the Original Merger Agreement as so amended by the First Amendment, the "Merger Agreement");

   WHEREAS, a putative class action lawsuit against Pinnacle and its directors alleging claims related to the Pinnacle Merger is pending in the Superior Court of the State of California (the "Lawsuit"); and

   WHEREAS, Pinnacle, with the consent of PHCR and Pinnacle Acq Corp, and the plaintiff in the Lawsuit (the "Plaintiff") have reached an agreement in principle for resolution thereof, the substance of which is contained in a Memorandum of Understanding dated as of September 15, 2000 between Pinnacle and Plaintiff's counsel in the Lawsuit (the "MOU") which requires, among other things, the amendments to the Merger Agreement set forth in this Second Amendment.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

   2. Condition Regarding Indiana Project.

   (a) In light of the accident on July 31, 2000 involving Pinnacle's Miss Belterra riverboat casino (the "Miss Belterra Accident"), Section 8.2(k) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "(k) Indiana Project. (i) All material phases of the Indiana Project (other than the golf course and performance theater) shall have been substantially completed and opened to the public by not later than November 15, 2000; and (ii) the costs associated with the Indiana Project shall not be, in the aggregate, more than $217 million (excluding costs with respect to which Pinnacle has been fully reimbursed by its insurers and costs to which Pinnacle certifies in writing its good faith belief that it expects such reimbursement to occur), and, in all other respects, the Indiana Project (other than the golf course and performance theater) shall have been completed in substantial conformity with the written budgets, plans and policies relating to the Indiana Project provided to Pinnacle Acq Corp prior to April 17, 2000."

   (b) PHCR and Pinnacle Acq Corp agree that if Section 8.2(k) (as set forth in paragraph 2 of this Second Amendment) of the Merger Agreement is satisfied, then PHCR and Pinnacle Acq Corp shall not assert that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) of the Merger Agreement are not satisfied solely by reason of the fact that (i) the Indiana Project (other than the golf course and performance theater) was not substantially completed and opened to the public by not later than September 15, 2000 and (ii) the costs associated with the Indiana Project were, in the aggregate, more than $207 million.

   3. Inglewood Sale Closing Date. The "Expiration Date" (as defined in the definition of "Class A CPR" in Section 10.11(b) of the Merger Agreement) is hereby extended from December 31, 2001 to March 1, 2002.

   4. Outside Closing Date. Section 9.1(c)(A) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "(c) (A) by either Pinnacle Acq Corp or Pinnacle, at any time after the Outside Termination Date (as defined below) if the Effective Time shall not have occurred on or prior to the Outside Termination Date other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or before the Closing; provided, however, that, Pinnacle Acq Corp may, at its option, (x) extend the Outside Termination Date for up to six months if (i) it can demonstrate to Pinnacle's reasonable good faith satisfaction that there is a reasonable likelihood that it will receive the Gaming Approvals by the Outside Termination Date, and (ii) Pinnacle Acq Corp delivers to Pinnacle commitment letter(s) and highly confident letter(s) reflecting amounts that are at least sufficient to cover the Financing with expiration dates that are at least coextensive with the date of such extension (and "Extended Commitment"); or (y) extend the Outside Termination Date for up to two months if the parties shall have received from any responsible individual of each Gaming Authority (i) the approval of which is required to be obtained to permit Pinnacle Acq Corp and Harveys Acq Corp to consummate the Pinnacle Merger and Harveys Merger, respectively and (ii) which has not prior to the Outside Termination Date finally determined whether such approval shall be granted, reasonable assurance (written or oral) that a hearing is scheduled or can reasonably be expected to be scheduled prior to or on the date which is the two-month anniversary of the Outside Termination Date (as used herein, "Outside Termination Date" shall mean the date elected by Pinnacle Acq Corp during the period commencing on and including January 15, 2001 and ending on and including March 16, 2001; Pinnacle Acq Corp may elect one or more Outside Termination Dates at any time and from time to time in its sole discretion prior to the Closing, provided, however, that Pinnacle Acq Corp shall not elect an Outside Termination Date retroactively and that any such Outside Termination Date shall not occur prior to the date of any previously designated Outside Termination Date.);"

   5. Payment of Attorney's Fees and Costs. Notwithstanding Section 6.1(a)(ix) of the Merger Agreement or any other provision of the Merger Agreement, Pinnacle shall have the right to pay, and PHCR and Pinnacle Acq Corp consent to Pinnacle paying in accordance with the MOU, an aggregate of $1,850,000, plus interest thereon as set forth in the MOU, as attorney's fees and costs to the Plaintiff's counsel in the Lawsuit in connection with the settlement of the Lawsuit.

   6. Termination Fee. The "Termination Fee" (as defined in Section 7.7(b) of the Merger Agreement) is hereby reduced from $25 million to $20 million.

   7. Letter of Credit. Section 10.11(d) of the Merger Agreement is hereby deleted in its entirety.

   8. Stockholder Meeting Date. The date of "September 29, 2000" set forth in the fifth full paragraph of the First Amendment is hereby extended to October 13, 2000.

   9. Corporate Governance Documents. Section 2.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "The Certificate of Incorporation of Pinnacle Acq Corp, as in effect immediately prior to the Effective Time of the Pinnacle Merger, shall become the Certificate of Incorporation of the Pinnacle Surviving Corporation after the Effective Time, except that such Certificate of Incorporation shall be amended to provide that the name of the Pinnacle Surviving Corporation shall be "Pinnacle Entertainment, Inc.," and thereafter such Certificate of Incorporation (including the name of the Pinnacle Surviving Corporation) may be amended in accordance with its terms and as provided by law. The By-laws of Pinnacle Acq Corp as in effect on the Effective Time shall become the By-laws of the Pinnacle Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law."

   10. Relationship to Merger Agreement. This Second Amendment is limited precisely as written. Consistent and in accordance with Section 9.4 of the Merger Agreement, the parties hereto acknowledge that, other than as expressly provided in this Second Amendment, this Second Amendment shall have no effect on the rights, obligations, duties (fiduciary or otherwise) or remedies available or due under the Merger Agreement or applicable law, whether legal, equitable or otherwise.

   11. Counterparts. This Second Amendment may be executed in counterparts which, when taken together, shall constitute one and the same instrument.

   IN WITNESS WHEREOF, PHCR, Pinnacle and Pinnacle Acq Corp have caused this Second Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          PH Casino Resorts, Inc.

                                               /s/ Thomas J. Barrack, Jr.
                                          By: _________________________________
                                          Name: Thomas J. Barrack, Jr.
                                          Title: President, Secretary and
                                           Treasurer

                                          Pinnacle Entertainment, Inc.


                                               /s/ Bruce C. Hinckley
                                          By: _________________________________
                                          Name: Bruce C. Hinckley
                                          Title: Vice President and Chief
                                           Financial Officer

                                          Pinnacle Acquisition Corporation


                                               /s/ Thomas J. Barrack, Jr.
                                          By: _________________________________
                                          Name: Thomas J. Barrack, Jr.
                                          Title: President, Secretary and
                                           Treasurer